SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [X]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

Dell Inc.
(Name of Registrant as Specified In Its Charter)

CARL C. ICAHN
ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN ENTERPRISES G.P. INC.
ICAHN ENTERPRISES HOLDINGS L.P.
IPH GP LLC
ICAHN CAPITAL L.P.
ICAHN ONSHORE LP
ICAHN OFFSHORE LP
BECKTON CORP.
HIGH RIVER LIMITED PARTNERSHIP
HOPPER INVESTMENTS LLC
BARBERRY CORP.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 26, 2013, Carl C. Icahn and Southeastern Asset Management, Inc. delivered a letter to stockholders of Dell Inc., a copy of which is included as Exhibit 1 hereto.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, DATED JUNE 26, 2013, AND OTHER DOUCMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, SOUTHEASTERN ASSET MANAGEMENT, INC. AND THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF DELL INC. FOR USE AT DELL INC.’S SPECIAL MEETING OF STOCKHOLDERS SCHEDULED TO BE HELD ON JULY 18, 2013 BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION.  A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO STOCKHOLDERS OF DELL INC. AND ARE ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT, DATED JUNE 26, 2013. EXCEPT AS OTHERWISE DISCLOSED IN THE DEFINITIVE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN DELL INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF DELL INC. AS DISCLOSED IN THE DEFINITIVE PROXY STATEMENT.

EXHIBIT 1

FOR IMMEDIATE RELEASE

CARL C. ICAHN AND SOUTHEASTERN ASSET MANAGEMENT
MAIL DEFINITIVE PROXY STATEMENT TO DELL STOCKHOLDERS

New York, New York, June 26, 2013:  Carl C. Icahn and Southeastern Asset Management today filed and mailed their Definitive Proxy Statement to Dell stockholders. Mr. Icahn and Southeastern Asset Management also delivered the following letter to stockholders of Dell Inc.

June 26, 2013

Dear Fellow Dell Stockholder:

You may have received proxy materials soliciting your vote for a proposed transaction in which Dell would be taken private at $13.65 per share in a management buyout sponsored by Michael Dell and his partner, a private equity firm called Silver Lake Partners.  Carl C. Icahn (“Icahn”) beneficially owns approximately 8.7% of the outstanding shares of Dell and Southeastern Asset Management, Inc. (“Southeastern”) beneficially owns approximately 4.1% of the outstanding shares of Dell, making us two of the largest independent investors in Dell, beneficially owning a combined 12.8% of Dell’s common stock.

Icahn and Southeastern urge you to vote the enclosed GOLD proxy card (1) “AGAINST” the Merger Agreement proposal, (2) “AGAINST” the Golden Parachute proposal, and

(3) “AGAINST” the Adjournment proposal.

Evercore Partners, the advisor to the Board’s Special Committee, has reported to the board of Dell that, based on projections by the Boston Consulting Group, the advisor to Dell, Silver Lake could realize an average annualized rate of return of up to 44.7% and Michael Dell could realize an average annualized rate of return of up to 50.1%1 during the next 4 to 5 years on their investment in the Michael Dell/Silver Lake take-private transaction now presented for stockholder consideration and action at the special meeting of Dell stockholders on July 18.

In light of the Boston Consulting Group projections and Evercore estimates, Icahn and Southeastern believe the board of directors of Dell should have acted to secure those gains for stockholders.  Instead, Dell agreed to a break-up fee of up to $450 million and a protective Merger Agreement for the Michael Dell/Silver Lake transaction, which have the effect of dampening third-party interest in Dell and which Icahn and Southeastern view as highly inappropriate under the circumstances.

Icahn and Southeastern believe that it would be a sad outcome for stockholders and would reflect poorly on all who are involved in this process if, after purchasing shares at what Icahn and Southeastern perceive to be a substantially undervalued price, Michael Dell and Silver Lake earned Evercore’s estimated returns on their investment and that it would be even worse if Dell were sold (or broken up) by Michael Dell and Silver Lake in a transaction or transactions with one or more strategic acquirers in the near future and for a very large profit.

Icahn and Southeastern believe the board could have done more - much more - to afford stockholders an opportunity to achieve the very same gains now pursued by Michael Dell and Silver Lake.  However, Dell instead appears to be engaging in a campaign to highlight Dell’s bleak outlook in the PC market, obscuring the robust performance and future of the ~$13 billion in acquisitions Dell has made in recent years, which were paid for by Dell’s current owners. Icahn and Southeastern believe that Dell is conducting this campaign to prompt stockholders into supporting what Icahn and Southeastern believe is a bad deal for stockholders and a very good deal for Michael Dell and Silver Lake.

____________________________________________________
1 Evercore Partners 2/4/13 presentation to the Dell board of directors.

It is interesting to note that, in the recent past, rather than emphasize the negatives of the PC business, Dell has highlighted the strengths of the Enterprise Solutions business - accelerated growth, strong margins, and recurring revenues.  We look forward to the results of the discovery in the current stockholder action against Dell to better understand the financial outlook that Michael Dell/Silver Lake are sharing with lenders in comparison to the dire picture they are now painting for stockholders.

Icahn and Southeastern believe that Dell’s owners deserve better and can achieve more by voting against the Michael Dell/Silver Lake transaction and by subsequently electing new directors who will act to secure for stockholders the very same gains that Michael Dell and Silver Lake hope to lock in for themselves.

Icahn and Southeastern urge you to vote AGAINST all proposals at the Special Meeting.

Whether or not you plan to attend the Special Meeting, you are urged to follow the instructions on the enclosed GOLD proxy card or voting instruction form to vote by Internet or telephone, or sign, mark and date the enclosed GOLD proxy card and return it in the postage-paid envelope provided.  Your latest-dated proxy is the only one that counts, so you may return the GOLD proxy card even if you have already delivered another proxy.  Please do not return any proxy card sent to you by Dell.  If you have already returned a proxy card sent to you by Dell, that card will be automatically revoked if you complete and return the enclosed GOLD proxy card.

If you have any questions concerning the Proxy Statement or would like additional copies, please contact D.F. King & Co., Inc. at 1-800-347-4750 or dell@dfking.com.

Sincerely,

/s/ Carl C. Icahn	/s/ O. Mason Hawkins	/s/ G. Staley Cates
Carl C. Icahn Chairman Icahn Enterprises, L.P.	O. Mason Hawkins, CFA Chairman & CEO Southeastern Asset Management, Inc.	G. Staley Cates, CFA President & CIO Southeastern Asset Management, Inc.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD PARTY TO INCLUDE THEIR INFORMATION IN THIS LETTER.

ICAHN AND SOUTHEASTERN HAVE FILED A PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) REGARDING THE MANAGEMENT BUYOUT PROPOSAL OF DELL, AS CONTEMPLATED BY THE AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 5, 2013, BY AND AMONG DENALI HOLDING  INC., DENALI INTERMEDIATE INC., DENALI ACQUIROR INC. AND  DELL. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF DELL ARE URGED TO READ ICAHN AND SOUTHEASTERN’S PROXY STATEMENT CAREFULLY IN ITS ENTIRETY, BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MANAGEMENT BUYOUT PROPOSAL. STOCKHOLDERS OF DELL MAY OBTAIN FREE COPIES OF THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC BY ICAHN AND SOUTHEASTERN AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO. TOLL-FREE AT 1-800-347-4750.

INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 13D FILED BY CARL C. ICAHN AND HIS AFFILIATES ON MAY 10, 2013, AS AMENDED THROUGH THE DATE HEREOF, AND THE SCHEDULE 13D FILED BY SOUTHEASTERN ASSET MANAGEMENT, INC. AND ITS AFFILIATES ON FEBRUARY 8, 2013, AS AMENDED THROUGH THE DATE HEREOF.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter, and the documents referred to in this letter, are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives.  Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties.  Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties.  Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.  Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,”  “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position,” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified under the section entitled “Risk Factors” in Dell’s Annual Report on Form 10-K for the year ended February 1, 2013 and under the section entitled “Cautionary Statement Concerning Forward-Looking Information” in Dell’s Definitive Proxy Statement filed with the SEC on May 31, 2013.  Such forward-looking statements should therefore be construed in light of such factors, and Icahn and Southeastern are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NOTICE TO INVESTORS

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, DATED JUNE 26, 2013, AND OTHER DOUCMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, SOUTHEASTERN ASSET MANAGEMENT, INC. AND THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF DELL INC. FOR USE AT DELL INC.’S SPECIAL MEETING OF STOCKHOLDERS SCHEDULED TO BE HELD ON JULY 18, 2013 BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION.  A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO STOCKHOLDERS OF DELL INC. AND ARE ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT, DATED JUNE 26, 2013. EXCEPT AS OTHERWISE DISCLOSED IN THE DEFINITIVE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN DELL INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF DELL INC. AS DISCLOSED IN THE DEFINITIVE PROXY STATEMENT.

Contact:
Susan Gordon
(212) 702-4309